EXHIBIT 10

PARTICIPATION UNITS

This Grant Document sets forth the terms and conditions of your grant of Participation Units (“Participation Units”) under the Merrill Lynch & Co., Inc. (“ML&Co.”) Long-Term Incentive Compensation Plan (the “Plan”) granted under the Managing Partners Incentive Program (“MPP”) and convertible into Restricted Shares under the Plan.

1. THE PLAN

This grant is made under the Plan, the terms of which are incorporated into this Grant Document. Capitalized terms used in this Grant Document that are not defined, shall have the meanings as used or defined in the Plan, which is included in the Prospectus sent to you with this grant. Merrill Lynch, as used in this Grant Document, shall mean ML&Co., its subsidiaries and affiliates. References in this Grant Document to any specific Plan provision shall not be construed as limiting that provision or the applicability of any other Plan provision.

2. GRANT CONDITIONS

By accepting this grant, you acknowledge that you understand that the grant is subject to all of the terms and conditions contained in the Plan and in this Grant Document and that you consent to all grant terms and conditions, including without limitation, the covenants set forth in paragraph 4 of this Grant Document.

PARTICIPATION UNITS

(a)
General. Participation Units represent a conditional right to shares of ML & Co. Common Stock, dependent upon the attainment of certain goals for the Corporation’s ROE (defined below), as determined on the Conversion Dates (defined below).

(b)
Voting-Dividends. Your Participation Units do not have voting rights. Prior to the Conversion Dates for the relevant Participation Units, a holder of a Participation Unit will be paid cash amounts equal to dividends paid on a share of ML&Co. Common Stock, which shall cease when the Participation Units are no longer outstanding.

(c)
Conversion of Participation Units into Restricted Shares*. One-third of the Participation Units shall convert into Restricted Shares (described under “RESTRICTED SHARES” below) on each of January 31, 2007, January 31, 2008 and January 31 2009 (each a “Conversion Date”), based on ROE determined for the most recently completed fiscal year. Participation Units converted on the Conversion Date will cease to be outstanding immediately following conversion.

(d)
Conversion Ratio. The ratio for conversion of Participation Units to Restricted Shares shall be as set forth in a schedule to this Grant Document as may be adjusted from time to time as necessary to reflect any normalization of ROE confirmed by the Management Development and Compensation Committee of the Board of Directors (“MDCC”)

*	For grants made to executives in certain countries, the Participation Units will be convertible into Restricted Units.

(e)	Determination of ROE. In each of January 2007, January 2008 and January 2009, the MDCC shall review and confirm ROE, as defined below, for the immediately proceeding fiscal year.

“ROE” with respect to any fiscal year shall mean the Return on Equity as reported by the Corporation in its earnings press release in January with respect to the relevant fiscal year subject to adjustments, if any, deemed appropriate in order to normalize ROE to emphasize operating results. The MDCC’s review and confirmation of the ROE and the Conversion Ratio for a particular performance period shall be final and binding on Participants.

(f)
Issuance of Restricted Shares. Upon confirmation by the MDCC, the Company shall issue the appropriate number of Restricted Shares in accordance with the Conversion Ratio on January 31 of the relevant year and the corresponding Participation Units shall cease to be outstanding, immediately following conversion.

(g)
Conversion of Participation Units in Connection with a Change-in-Control. In the event of a Change-in-Control of the Corporation as defined in LTICP, then immediately prior to the consummation of the Change-in-Control, one third of the Participation Units (relating to the year in which the transaction occurs) shall be converted into Restricted Shares (or Restricted Units) at a ratio of 2.5:1 and the remaining outstanding Participation Units (relating to subsequent years) shall be converted at a ratio of 1:1. The vesting and payment of the converted Restricted Shares shall occur in accordance with paragraph 5 hereof.

(h)
Termination of Your Rights to Participation Units under Certain Circumstances. Except as provided in paragraph 3 hereof, if, prior to the Conversion Date for the relevant Participation Units, (1) your employment terminates for any reason other than death, Career Retirement (as defined in paragraph 3) or Disability (as defined in paragraph 3) or as a result of a Reduction in Force (as described in paragraph 4), (2) you violate any of the covenants outlined in paragraph 4 of this Grant Document (the “Covenants”), or (3) following termination for Career Retirement, you fail to deliver the Annual Certification described below, your right to outstanding Participation Units shall terminate and they will be cancelled.

RESTRICTED SHARES

(a)
General. A Restricted Share is a share of ML&Co. Common Stock that is beneficially owned by you but held by ML&Co. on your behalf until the end of the Vesting Period described below. Your Restricted Shares have voting rights and pay quarterly dividends, when regular dividends are paid on ML & Co. Common Stock.

(b)
Vesting Period. Except as described in paragraph 3, of this Grant Document, your rights to Restricted Shares shall terminate and the Restricted Shares will be cancelled if you terminate employment or otherwise violate any of the terms and conditions of your grant during the Vesting Period ending on January 31, 2010 (“Vesting Date”). Restricted Shares may not be sold, transferred, assigned, pledged or otherwise encumbered during the Vesting Period. Following the end of the Vesting Period, Restricted Shares will be delivered to you, subject to the Company’s right to reduce the number of shares to be delivered by an amount of shares necessary to satisfy Merrill Lynch’s applicable tax withholding requirements.

(c)
Termination of Your Rights to Restricted Shares under Certain Circumstances. Except as provided in paragraph 3 hereof, if (1) your employment terminates for any reason other than death, Career Retirement (as defined in paragraph 3) or Disability (as defined in paragraph 3) or as a result of a reduction in force, (2) you violate any of the covenants outlined in paragraph 4 of this Grant Document (the “Covenants”), (3) following termination for Career Retirement, you fail to deliver the Annual Certification described in sub-paragraph (b) under “Effect of Termination of Employment on Restricted Shares” in paragraph 3, your right to unvested Restricted Shares shall terminate, Restricted Shares will be cancelled and will not be delivered to you.

(d)	Delivery — Merrill Lynch Account Designation.

(i)	Once your Restricted Shares have vested in accordance with the terms of this Grant Document, you will be entitled to have those shares delivered, as soon as practicable, to a Merrill Lynch account.

(ii)
As a participant in the Plan, you must designate a Merrill Lynch account into which shares of ML&Co. Common Stock will be deposited when they are released to you. This account cannot be a Trust Account, Individual Retirement Account or other tax-deferred account. You may use a joint account if you are the primary owner of the account. Account designations can be made on the Payroll Self Service Web Site at http://hr.worldnet.ml.com/edf2. (From the HR Intranet homepage, click on Payroll Self Service.) If you do not designate an account, Merrill Lynch will mail certificates representing shares released to you.

3. EFFECT OF TERMINATION OF EMPLOYMENT.

Prior to Conversion of Participation Units.

In general, if, prior to the conversion of your Participation Unit for your grant, your employment terminates or you fail to comply with the covenants contained in paragraph 4 of this Grant Document, your rights to your Participation Units will cease and they will be cancelled. In the case of termination of employment, if your termination occurs in connection with the limited circumstances outlined below a portion of your grant will convert to Restricted Shares (as described below) and continue to vest notwithstanding termination, provided that you continue to satisfy the conditions described below. If you fail to comply with these conditions, your rights to your Restricted Shares will cease and they will be cancelled.

(a)
Death. One-third of the Participation Units (relating to the year in which Death occurs) will be converted into Restricted Shares at a 1:1 Conversion Ratio and the resulting Restricted Shares will vest immediately and shares will be delivered to a designated beneficiary or estate as soon as possible. Any unconverted Participation Units will be cancelled.

(b)	Disability, Career Retirement; Reduction in Force. If (1) employment is terminated as a result of Disability, (2) upon termination, you qualify for Career Retirement (as defined below) or (3) you are terminated due to a Reduction in Force then a portion of the Participation Units representing your annual contribution for the year in which the termination occurs will be converted at a Conversion Ratio of 1:1, effective upon termination provided that, (1) you do not compete with the business of, or recruit employees from, Merrill Lynch, (2) you do not violate the covenants contained in paragraph 4; and (3) you sign and return an Agreement and Release in the form prescribed by Merrill Lynch and comply thereafter with the terms of the Agreement and Release. All unconverted Participation Units will be cancelled effective upon termination of employment.

(c)
Termination of Employment for Other Reasons. In the event employment is terminated for any other reason, rights to Participation Units that have not converted shall terminate and they will be cancelled effective upon termination of employment.

Effect of Termination of Employment on Restricted Shares

In general, if, prior to the end of the Vesting Period for your grant, your employment terminates or you fail to comply with the covenants contained in paragraph 4 of this Grant Document, your rights to your unvested Restricted Shares will cease and they will be cancelled. In the case of termination of employment, if your termination occurs in connection with the limited circumstances outlined below your grant will continue to vest notwithstanding termination, provided that you continue to satisfy the conditions described below. If you fail to comply with these conditions, your rights to your Restricted Shares will cease and they will be cancelled:

(a)
Death. If your death occurs prior to the Vesting Date for your Restricted Shares, any unvested Restricted Shares will vest immediately and shares (net of any withholding requirements) will be delivered to your designated beneficiary or estate as soon as possible.

(b)
Disability or Career Retirement. If your employment is terminated as a result of Disability or if you qualify for Career Retirement (as defined below), your Restricted Shares will continue to vest notwithstanding your termination provided that, (1) you do not compete with, or recruit employees from, Merrill Lynch and provide Merrill Lynch with a certification upon your termination and at least annually thereafter (the “Annual Certification”) that you are not engaged in or employed by a business which is in competition with Merrill Lynch and have not solicited or recruited employees from Merrill Lynch and (2) you do not violate the covenants contained in paragraph 4. If you compete with the business of or recruit employees from Merrill Lynch, fail to return the Annual Certification to Merrill Lynch or violate the covenants contained in paragraph 4 during the Vesting Period for your Restricted Shares, your rights to your unvested Restricted Shares will terminate and the Restricted Shares will be cancelled.

(c)
Termination of Employment Due to Reduction in Force. If your employment is terminated in connection with a reduction in force, your Restricted Shares will continue to vest notwithstanding your termination; provided that, (i) you sign and return an Agreement and Release in the form prescribed by Merrill Lynch and (ii) you comply thereafter with its terms and with the covenants contained in this Grant Document.

(d)	Termination of Employment for Other Reasons: In the event your employment is terminated for any other reason than those specified in subparagraphs (a), (b) or (c) under the heading “Effect of Termination on Your Restricted Shares”, your rights to your unvested Restricted Shares shall terminate and the Restricted Shares will be cancelled.

Definitions:

To be eligible for “Career Retirement” treatment, you must fulfill the following requirements:

· No determination shall have been made that there was Cause (as defined below) to disqualify you from Career Retirement treatment; and

· You must have completed at least 5 years of service with Merrill Lynch; and

· You (1) must be at least 45 years of age or (2) your age and service combined and computed as full years and completed months must total at least 60; or

· At the request of Merrill Lynch, you become an employee (upon termination with Merrill Lynch) of a non-consolidated joint venture of Merrill Lynch, a spin-off or a new joint venture company in which Merrill Lynch has made a substantial investment and that is expressly approved for Career Retirement treatment by the Head of Human Resources.

· You will not be eligible for Career Retirement if: (1) following your termination, you engage in any business that is in competition with the business of Merrill Lynch, (2) prior to or following your termination you solicit or recruit any Merrill Lynch employees, (3) you fail to complete and return the Annual Certification, that you are in compliance with conditions 1 and 2 or (4) prior to or following your termination, you violate any of the covenants contained in paragraph 4 hereof.

“Disability” shall mean a physical or mental condition that, in the opinion of the Head of Rewards and Recognition Planning of Merrill Lynch (or his or her functional successor), renders you incapable of engaging in any employment or occupation for which you are suited by reason of education or training.

“Cause” shall mean a determination by a committee appointed by the Head of Rewards and Recognition Planning of Merrill Lynch (or his or her functional successor), that in its sole, absolute, and un-reviewable discretion: (i) at the time of the termination of your employment, you had committed: a) any violation of Merrill Lynch’s rules, regulations, policies, practices and/or procedures; b) any violation of the laws, rules or regulations of any governmental entity or regulatory or self-regulatory organization, applicable to Merrill Lynch; or c) criminal, illegal, dishonest, immoral, or unethical conduct reasonably related to your employment; and (ii) as a result of such conduct, it is appropriate to disqualify you from Career Retirement treatment with respect to the Participation Units or Restricted Shares covered by this Grant Document.

4. CONDITIONS.

(a)
Notice Period. You agree that for the remainder of your employment, you shall provide ML&Co. with at least six months advance written notice (the “Notice Period”) prior to the termination of your employment. During this Notice Period, you shall remain employed by

Merrill Lynch (and receive base salary and certain benefits, but will not receive any payments or distributions or accrue any rights to a bonus or any payments or distributions under the Variable Incentive Compensation Program, pro-rata or otherwise) and shall not commence employment with any other employer. You further agree that during the Notice Period, you shall not directly or indirectly induce or solicit any client of Merrill Lynch to terminate or modify its relationship with Merrill Lynch.

(b)
Employment by a Competitor. You agree that, during the period beginning on the date of the termination of your employment and ending on the Vesting Date for Restricted Shares issued upon conversion of the Participation Units, you will not, without prior written consent from ML&Co., engage in any employment, accept or maintain any directorship or other position, own an interest in, or, as principal, agent, employee, consultant or otherwise, provide any services to anyone, whether or not for compensation, in any business that is engaged in competition with the business of the ML&Co. or its affiliates (a “Competitive Business”).

(c)
Non-Solicitation. You agree that you will not directly or indirectly solicit for employment any person who is or was an employee of ML&Co. or any of its affiliates at any time during the six-month period immediately preceding the date of such solicitation.

(d)
No Hire. You agree that during a period of six months following your termination, you will not hire or otherwise engage, directly or indirectly (including, without limitation, through an entity with which the you are associated), as an employee or independent contractor, any person who is or was an employee of the ML&Co. or any of its affiliates and who, as of the date of your termination of employment, had the title First Vice President or Managing Director or higher and reported directly to the Executive or to the Chief Executive Officer or President of the Company (“Executive, CEO or President Direct Reports”) or any person with the title First Vice President or Managing Director or higher who, at the time of your termination, reported directly to the Executive, CEO or President Direct Reports, provided, however, that this paragraph 4(iv) shall not apply to you, if at the time of your termination you are not a direct report to the CEO, or, the President, if any, of ML&Co. and provided further that the hiring of any person whose employment was involuntarily terminated by ML&Co. or any of its affiliates shall not be a violation of this covenant.

(e)
Non-Disparagement. You agree that you will not disparage, portray in a negative light, or make any statement which would be harmful to, or lead to unfavorable publicity for, ML&Co. or any of its affiliates, or any of its or their current or former directors, officers or employees, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on internet- or intranet-related sites; provided however, that this Grant Document will not apply to the extent you are making truthful statements required by law or by order of a court or other legal body having jurisdiction or when responding to any inquiry from any governmental agency or regulatory or self-regulatory organization.

(f)
Confidential Information. You agree that following any termination of employment, you will not without prior written consent or as otherwise required by law, disclose or publish (directly or indirectly) any Confidential Information (as defined below) to any person or copy, transmit or remove or attempt to use, copy, transmit or remove any Confidential Information for any purpose. “Confidential Information” means any information concerning ML&Co. or any of its affiliates’ business or affairs which is not generally known to the public and includes, but is not limited to, any file, document, book, account, list, process, patent, specification, drawing, design, computer program or file, computer disk, method of operation, recommendation, report, plan, survey, data, manual, strategy, financial data, client information or data, or contract which comes to your knowledge in the course of your employment or which is generated by you in the course of performing the obligations related to your employment whether alone or with others.

(g)
Confidentiality. You also agree that in the event your employment is terminated you will not disclose the circumstances of your termination to any other party, except that you may make such disclosure: on a confidential basis to your tax, financial or legal advisors, your immediate family members, or any prospective employer or business partner, provided that, in each case, such third party agrees to keep such circumstances confidential.

(h)
Cooperation. You agree to (i) provide truthful and reasonable cooperation, including but not limited to your appearance at interviews and depositions, in all legal matters, including but not limited to regulatory and litigation proceedings relating to your employment or area of responsibility at Merrill Lynch or its affiliates, whether or not such matters have already been commenced and through the conclusion of such matters or proceedings, and (ii) to provide Merrill Lynch’s counsel all documents in yours possession or control relating to such regulatory or litigation matters.

(i)
Injunctive Relief. Without limiting any remedies available, you acknowledge and agree that a breach of the covenants contained in subparagraphs (a) — (d), (f) and (g) of this paragraph 4 will result in material and irreparable injury to Merrill Lynch and its affiliates for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Therefore, you agree that, in the event of such a breach or threat thereof, Merrill Lynch shall be entitled to seek a temporary restraining order and a preliminary and permanent injunction, without bond or other security, restraining him or her from engaging in activities prohibited by subparagraphs (a) — (d), (f) and (g) of this paragraph 4 or such other relief as may be required specifically to enforce any of the covenants in subparagraphs (a) — (d), (f) and (g) of this paragraph 4, provided however, that Merrill Lynch shall be entitled to seek injunctive relief for violations of subparagraph (c) of this paragraph 4 only during the period beginning on the date of your termination of employment and ending on the first anniversary of that date.

5. EFFECT OF A CHANGE IN CONTROL OF ML&CO.

If a Change of Control of ML&Co. (as defined in the Plan) occurs following the conversion of Participation Units and your employment subsequently terminates without Cause (as defined in the Plan), or for Good Reason (as defined in the Plan), you will be paid the Fair Market Value of all of your Restricted Shares in cash.